Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

THURSDAY, JULY 7, 2016

Board Declares Special Cash Dividend of $2.50 per share of Common Stock and $2.50 per share of Class A Common Stock

Elgin, IL, July 7, 2016 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors (the “Board”) declared a special cash dividend (the “Dividend”) of $2.50 per share on all issued and outstanding shares of Common Stock of the Company and $2.50 per share on all issued and outstanding shares of Class A Common Stock of the Company.

The Dividend will be paid on August 4, 2016 to stockholders of record as of the close of business on July 21, 2016.

“We are pleased to announce this $2.50 per share special cash dividend” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our financial performance in fiscal 2016 has provided us the opportunity to return profits to our stockholders through this dividend. This marks the fifth consecutive year of returning profits to our stockholders through a special dividend. This special dividend, like our previous dividends, further reinforces our goal of creating long-term stockholder value through the responsible use of cash. This dividend would not be possible without the hard work and dedication of all our employees. As in past years, we expect that our Board of Directors will consider declaring a special dividend in the second quarter of our 2017 fiscal year. The declaration and the amount of any such special dividend is subject to our financial performance and approval by our Board of Directors.”

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly® and Sunshine Country® brand names.

INVESTOR CONTACT

Michael Valentine, Chief Financial Officer

(847) 214-4509

William Pokrajac, Vice President of Risk Management and Investor Relations

(847) 214-4514

FORWARD-LOOKING STATEMENTS

Some of the statements in this release are forward-looking, including our statement that a special dividend is expected to be considered by our Board of Directors in the second quarter of our 2017 fiscal year. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts. In addition, there can be no assurance that a special dividend will be declared by our Board of Directors in the second quarter of our 2017 fiscal year or if a special dividend is declared, the amount thereof. The declaration and payment of any future dividend will depend on many factors, including, but not limited to, our financial condition and operating results, and will be declared subject to the discretion of our Board of Directors.